Exhibit

Jachthavenweg 121
1081 KM Amsterdam
Yandex N.V.	P.O. Box 75265
Schiphol Boulevard 165	1070 AG Amsterdam
1118 BG Schiphol	The Netherlands
The Netherlands

T +31 20 6789 123

F +31 20 6789 589

Date	23 June 2020
Your ref.	-
Our ref.	40.00.3302
Subject	Yandex N.V. - Legal Opinion on Registration Statement on Form F-3

Dear Sirs,

We, Van Doorne N.V., have acted as special legal advisers to Yandex N.V. (the “Company”) in connection with the Form F-3 Registration Statement filed by you with the U.S. Securities and Exchange Commission (the “Registration Statement”).

This legal opinion is furnished to you in order to be filed as an Exhibit to the Registration Statement. Unless otherwise defined in this legal opinion (including the Schedule) or unless the context otherwise requires, words and expressions defined in the Registration Statement will have the same meanings when used in this legal opinion. The Class A shares of the Company are referred to as “Registered Shares”.

For the purpose of this legal opinion we have examined and relied on the documents listed in the Schedule (the “Documents”) and such other documents as we in our absolute discretion have deemed relevant.

In connection with our examination and in giving the opinions expressed below we have assumed (i) on the date hereof and (ii) on each moment Registered Shares are issued by the Company by reference to the facts and circumstances at that time:

a)                 the genuineness of the signatures on the Documents, the authenticity and completeness of the Documents submitted to us as originals, the conformity to the original documents of any Documents submitted to us as drafts, (electronic or hard) copies or translations and the authenticity and completeness of the original documents;

b)                 that the authorized share capital (maatschappelijk kapitaal) of the Company allows for the issue of the Registered Shares;

c)                  that (1) no resolution for the dissolution (ontbinding) of the Company has been taken, no application has been made for the bankruptcy (faillissement) or the (provisional) suspension of payments (surseance van betaling) of the Company, (2) the Company has not been dissolved and has not been declared bankrupt or granted a (provisional) suspension of payments in the Netherlands, (3) no foreign insolvency proceedings have commenced in respect of the Company and (4) no order for the administration of assets of the Company has been made;

d)                 that all necessary corporate action by the Company for the issue of the Registered Shares and the exclusion of pre-emptive rights in connection therewith has been taken;

e)                  that the issue price for the Registered Shares shall have been paid in full in cash and shall have been received by the Company and, where appropriate, that the Company has consented to the payment of the issue price in another currency than euro;

f)                   that the issue of Registered Shares pursuant to the conversion or exchange of warrants and units as referred to in the Registration Statement is effected pursuant to a valid conversion or exchange;

g)                  that neither the Company nor any acquiror of the Registered Shares is subject to, controlled by or otherwise connected with a person, organisation or country which is subject to United Nations, European Union or Dutch sanctions implemented or effective in The Netherlands under or pursuant to the Sanction Act 1977 (Sanctiewet 1977), the Economic Offences Act (Wet economische delicten), the General Customs Act (Algemene Douanewet) or Regulations of the European Union; and

h)                 that any foreign law which may apply with respect to the issue of the Registered Shares does not affect this legal opinion.

This legal opinion is given only with respect to Dutch law in force as at the date hereof and as applied and generally interpreted on the basis of case-law published on the date hereof. We do not assume any obligation to advise you (or any other person entitled to rely on this legal opinion) of subsequent changes in Dutch law or in the interpretation thereof.

Based on and subject to the foregoing and subject to the qualifications set out below and matters of fact, documents or events not disclosed to us, we express the following opinions:

1                     The Company is duly incorporated as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) and is validly existing under Dutch law as a limited liability company (naamloze vennootschap).

2                     The Registered Shares, including any Registered Shares pursuant to the conversion or exchange of warrants and units as referred to in the Registration Statement, when issued by the Company and accepted by the acquiror, will have been validly issued and fully-paid and non-assessable.

The opinions expressed above are subject to the following qualifications:

(A)            Our opinions expressed herein are subject to and limited by applicable Dutch or foreign bankruptcy, suspension of payment, insolvency, reorganisation and other laws relating to or affecting the rights of creditors or secured creditors generally.

(B)             The term “non-assessable” as used in this legal opinion means that the holder of a share will not by reason of merely being such holder, be subject to assessment of calls by the Company or its creditors for further payment on such share.

(C)             Our opinions expressed herein may be affected by (i) the rules of good faith (redelijkheid en billijkheid), force majeure (niet-toerekenbare tekortkoming) and unforeseen circumstances (onvoorziene omstandigheden), (ii) the general defences available to debtors under Dutch law which include rights to suspend performance (opschortingsrechten), rights of set-off (verrekening), mistake (dwaling), duress (bedreiging), fraude (bedrog), undue influence (misbruik van omstandigheden) and fraudulent preference (pauliana) and (iii) the rules of decency (goede zeden) and public order (openbare orde)

This legal opinion is given subject to, and may only be relied upon on, the express condition that (i) Van Doorne N.V. is the exclusive party issuing this legal opinion, (ii) in respect of Dutch legal concepts, which are expressed in this legal opinion in English terms, the original Dutch terms shall prevail and (iii) this legal opinion shall be governed by, and construed in accordance with, Dutch law.

This legal opinion is strictly limited to the matters stated herein and may not be read by implication as extending to matters not specifically referred to and may only be relied upon in connection with transactions contemplated by the Registration Statement. We hereby consent to the filing of this legal opinion as Exhibit 5.2 to the Registration Statement and the reference to Van Doorne N.V. in the Registration Statement under the caption “Legal Matters”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933 or the rules and regulations promulgated thereunder.

Yours faithfully,

Van Doorne N.V.

R.J. Botter

SCHEDULE

1                                                             a copy of the Deed of Incorporation of the Company, dated 10 June 2004 (the “Deed of Incorporation”) and a copy of the Deed of Conversion from a private company with limited liability to a limited liability company dated 19 January 2007;

2                                                             a copy of the Articles of Association of the Company as amended on 23 December 2019 (the “Articles of Association”);

3                                                             an extract in respect of the Company from the Commercial Register (Handelsregister), dated 23 June 2020 (the “Extract”); and

4                                                             a copy of the Registration Statement.

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